Exhibit 10.49

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“First Amendment”) made as of November 13, 2009 (“Effective Date”) by and between New Leaf Brands, Inc., a Nevada Corporation (the “Company”) and Neil Reithinger, an individual (“Employee”), and is specifically intended to amend the EMPLOYMENT AGREEMENT (“Agreement”) between Company and Employee dated July 11, 2007.

WHEREAS, Employee’s role and job responsibilities with Company have changed significantly since the parties first entered into the Agreement; and

WHEREAS, Employee and Company wish to continue the employment relationship, but the parties wish to clarify and modify certain rights, entitlements, and duties with respect to the employment relationship as hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.

Continuation of the Agreement.  Except as set forth herein, all provisions of the Agreement not specifically amended by this First Amendment shall remain in full force and effect at all times.  In the event of any contradictions between this First Amendment and the Agreement, this First Amendment shall govern any and all issues.

2.

Employment; Term.  The term of the Agreement, as amended by this First Amendment, shall commence upon the Effective Date and shall continue until cancelled by either party at any time with ninety (90) days written notice (the “Term”).  Company hereby agrees to employ Employee as its Chief Financial Officer and Chief Operating Officer for the Term.  At such time as Employee gives or receives 90 days written notice, Employee agrees to resign from the Board of Directors.

3.

Back Pay/Accrued Salary.  In addition to continued payment of Employee’s salary as set forth in Section 3(a) of the Agreement, the Company shall pay to Employee the total amount of Ninety-Four Thousand and Nine Hundred Dollars ($94,900), which represents amounts currently due and owing to Employee from the Company for accrued salary and which Employee acknowledges is the total amount of accrued salary due to Employee by the Company as of the Effective Date.  The Company shall begin paying this amount to Employee in monthly installments of $9,000 beginning the first payroll period of November 13, 2009 until paid in full.  This payment shall be subject to standard withholding deductions.  Company agrees that, in the event that Company terminates Employee or causes Employee to leave for any reason, that this amount shall become due immediately.  In addition, the Company and Employee agree that if the Company raises debt or equity capital in the amount of $1,500,000 or more (“Capital Raise”), then the accrued salary shall become due and payable within thirty (30) calendar days.  The Company further acknowledges that its duty to pay this amount survives the termination of the Agreement and/or First Amendment.

4.

Non-Competition Covenant.  Employee and Company agree that Employee shall be bound by the “Non-Competition” and “Confidentiality of this Agreement” covenants set forth in Sections 7(a) and 7(h), respectively, of the Agreement only as long as he is employed by Company.  Upon termination of Employee by either party for any reason or for no reason whatsoever, the Non-Competition covenant set forth in Section 7 of the Agreement shall immediately expire.

5.

Non-Cooperation/Non-Disparagement.  Each party agrees to refrain from any defamation, libel or slander of the other, or tortious interference with the contracts and relationships of the other.  Employee agrees he will not act in any manner that might damage the business of Company.  Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against Company and/or any officer, director, employee, agent, representative, shareholder or attorney of Company, unless under a subpoena or other court order to do so.

6.

Stock Option Exercise Date and Additional Vesting Triggers.  Employee and Company agree that with respect to option numbers 45 (granted July 11, 2007), 66 (granted September 26, 2008), and 67 (granted September 26, 2008), Employee shall be entitled to exercise any and all such options provided he does so within ten (10) years of the original grant, or within 5 (five) years of termination of his employment by either party for any reason or for no reason whatsoever, whichever is sooner.  Employee and Company specifically agree that, with respect to these option grants, any and all post-termination exercise requirements shorter than 5 (five) years, including but in no way limited to Section 10 of the Baywood International, Inc. 2008 Stock Option and Incentive Plan (the “Plan”), are hereby superseded.  Employee and Company further agree that Employee shall be entitled to exercise his options regardless of the nature of the employment termination, and that any and all post-termination restrictions to the contrary, including but in no way limited to Section 10 of the Plan, are hereby superseded.  Employee and Company further agree that all options granted prior to the Effective Date of this First Amendment shall vest immediately. On the Effective Date, the exercise price of option numbers 45, 66, and 67 shall be $0.65 per share.

7.

Release of Claims by Employee.  Employee agrees that the payments described in Section 3 and the option terms set forth in Section 6 to this First Amendment represent settlement in full of all outstanding obligations owed to Employee by the Company and that there are no other amounts owed.  Employee and his respective past, present and future administrators, affiliates, agents, assigns, attorneys, directors, employees, executors, heirs, insurers, parents, partners, predecessors, representatives, servants, successors, transferees, and all persons acting by, through, under or in concert with any of them hereby absolutely and irrevocably releases, waives, relinquishes, renounces and discharges forever the Company and its past, present and future administrators, affiliates, agents, assigns, attorneys, directors, employees, employers, executors, heirs, insurers, officers, managers, parents, partners, predecessors, representatives, servants, shareholders, subpartners, subsidiaries, successors, transferees, underwriters, clients, customers, and each of them, and all persons acting by, through, under or in concert with any of them from any claims, obligations or amounts due to him arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this First Amendment including, without limitation,

(a)

any and all claims relating to or arising from Employee's employment relationship with the Company and the modification of that relationship;

(b)

any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; invasion of privacy; and conversion;

(c)

any and all claims for violation of any federal or state law;

(d)

any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(e)

any and all claims for notice of termination of employment; compensatory indemnity in lieu of notice of termination of employment; severance pay; contractual or extra-contractual damages; salary; bonus; allowances; vacation pay; holiday pay or any other claim of any nature whatsoever pursuant to any law; contract; policy; plan; regulation; decree; or practice whatsoever.

Employee agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release shall expressly exclude all: (1) obligations incurred under this First Amendment; and (2) claims, complaints, charges, duties, obligations or causes of action relating to Employee's ownership of shares in the Company arising under federal or state securities laws.

8.

Release of Claims by the Company.  In consideration of Employee’s release of the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, consistent with state and federal law, the Company and its respective past, present and future administrators, affiliates, agents, assigns, attorneys, directors, officers, employees, executors, insurers, partners, predecessors, representatives, servants, successors, transferees, and all persons acting by, through, under or in concert with any of them hereby absolutely and irrevocably releases, waives, relinquishes, renounces and discharges forever Employee and his respective past, present and future administrators, affiliates, agents, assigns, attorneys, directors, employees, executors, heirs, insurers, parents, partners, predecessors, representatives, servants, successors, transferees, and each of them and all persons acting by, through, under or in concert with any of them from any claims, obligations or amounts due to the Company arising from any omissions, acts or facts that have occurred up until and including the Effective Date including, without limitation,

(a)

any and all claims relating to or arising from Employee’s employment relationship with the Company and the modification of that relationship set forth in this First Amendment;

(b)

any and all claims for breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, invasion of privacy, and conversion;

(c)

any and all claims for violations of any federal or state law; and

(d)

any and all claims arising out of any other laws and regulations relating to employment.

The Company agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release shall expressly exclude all obligations incurred in the Agreement and under this First Amendment.

9.

No Third Party Rights.  The parties do not intend the benefits of this First Amendment to inure to any person or entity not a party to this First Amendment (other than to the spouse or estate of Employee in the case of death or Disability of Employee, in which case such spouse or estate shall be entitled to only those rights set forth in Section 6(a) of the Agreement).  Notwithstanding anything contained in this First Amendment, this First Amendment shall not be construed as creating any right, claim or cause of action against any party by any person or entity not a party to this First Amendment (other than the spouse or estate of Employee in the case of the death or Disability of Employee, in which case such spouse or estate shall be entitled to only those rights set forth in Section 6(a) of the Agreement).

10.

Notices.  Unless otherwise provided herein, any notice required or permitted under this First Amendment shall be given in writing and shall be deemed to have been duly given upon personal delivery to the party to be notified or three (3) days after being mailed by United States certified or registered mail, postage prepaid, return receipt requested or one (1) day after being sent by Federal Express or other recognized overnight delivery to the following respective addresses, or at such other address as each may specify by notice to the other:

Notice to the Company:

New Leaf Brands, Inc.

9380 E. Bahia Drive, Suite A-201

Scottsdale, Arizona  85260

Attention:  Chief Executive Officer

Facsimile:  (480) 483-2168

Notice to Employee:

Neil Reithinger

c/o New Leaf Brands, Inc.

9380 E. Bahia Drive, Suite A-201

Scottsdale, Arizona  85260

Facsimile:  (480) 483-2168

11.

Assignability; Binding Effect.  This First Amendment is a personal contract calling for the provision of unique services by Employee, and Employee’s obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated.  In the event of any attempted assignment or transfer of obligations hereunder by Employee contrary to the provisions hereof, the Company will have no further liability for payments hereunder.  The rights and obligations of the Company hereunder will be binding upon and inure to the benefit of the successors and assigns of the Company, except as otherwise provided herein.

12.

Entire Agreement; Amendment; Waiver.  This First Amendment constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, provided however that the preceding Agreement shall remain in full force and effect except as amended, altered, or otherwise modified by this First Amendment.  This First Amendment shall not be modified or amended except by a written instrument duly executed by each of the parties hereto.  Any waiver of any term or provision of this First Amendment shall be in writing signed by the party charged with giving such waiver.  Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay on the part of the Company or Employee in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Employee of any such right or remedy shall preclude other or further exercise thereof.

13.

Severability.  If any term or provision of this First Amendment shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this First Amendment shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

14.

Survivability.  The provisions of this First Amendment, which by their terms call for performance subsequent to termination of Employee’s employment hereunder, or of this First Amendment, shall survive such termination.

15.

Counterparts and Headings.  This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument.  Facsimile signatures shall be given the same legal effect as original signatures.  All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this First Amendment.

16.

Governing Law.  This First Amendment shall be construed in accordance with the internal laws of the State of Arizona, without regard to principles of conflicts of laws.

NEW LEAF BRANDS, INC.

By:  _____________________________

______________

Name:  Eric Skae

Date

Title:  Chief Executive Officer

EMPLOYEE

     _____________________________

______________

     Neil Reithinger

Date